Exhibit 10.2
STOCK CANCELLATION AGREEMENT

THIS STOCK CANCELLATION AGREEMENT (the “Agreement”) is entered into and is effective on this 16th  day of June 2009 by and between JB Clothing Corporation, a Nevada corporation with principal address at 47 Fountainhead Circle, Henderson, Nevada 89052 (the “Buyer”), Bio-Matrix Scientific Group, Inc., a Delaware corporation with principal address at 8885 Rehco Road, San Diego, California 92121   (the “Seller”) and Rick Plote, a stockholder of the Buyer with principal address at 47 Fountainhead Circle, Henderson, Nevada 89052 (“Stockholder”). As used in this Agreement, the term, “Parties” shall refer to the Buyer, the Seller, and Stockholder, jointly.

WHEREAS:

A.
The Buyer and the Seller are parties to the certain Stock Purchase Agreement, dated June 16, 2009 (the “Principal Purchase Agreement”) and the Parties seek to affect the purposes of the Principal Purchase Agreement.

B.
The Stockholder holds and owns all right, title, and interest to Ten Million (10,000,000) shares of the common stock of Buyer (the “Shares to be Cancelled) and Stockholder seeks to arrange for Buyer to cancel the Shares to be Cancelled at Closing of the Principal Purchase Agreement.

C.	Stockholder acknowledges that he has entered into this Agreement on the basis of independent legal and financial advice.

D.	The Parties have completed their negotiations and subject to the terms and conditions set forth herein, hereby enter into this Agreement.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
DEFINITIONS

1.0
Obligations of Stockholder. In consideration of good and valuable consideration received and accepted by Stockholder, the receipt and sufficiency of which is fully acknowledged, Stockholder agrees that on or before June 19, 2009, Stockholder shall deliver to the Escrow Agent (as defined in that certain Escrow Agreement, dated June 16, 2009) an aggregate of ten million (10,000,000) shares of the common stock of the Buyer owned and held by him (the “Shares to be Cancelled”). The Parties agree that all of the Shares to be Cancelled shall, at the Closing (as defined in the Principal Purchase Agreement) shall be delivered to the Buyer’s stock transfer agent and cancelled.

2.0
Authorization of Transaction. The Stockholder warrants and represents that he has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Stockholder enforceable in accordance with its terms and conditions. No broker’s fees or commissions are or will be due to any third party and all of the Shares to be Cancelled are, and will be at Closing, free from the claims and interests of any third parties.

3.0
Expenses. Each party will bear his or its own costs and expenses (including, but not limited to, legal fees and expenses) incurred in connection with this Agreement and all transactions contemplated hereby.

4.0
Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

5.0
Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

6.0	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.0	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.0
Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California as if this Agreement were fully performed and all obligations recited herein were undertaken solely within the State of California without giving effect to any choice or conflict of Law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. Any dispute or claims made under this Agreement or any attempt to enforce the terms of this Agreement shall be resolved in the courts of  California

9.0
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.0
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.0
Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of a material breach of this Agreement. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the aforementioned provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Buyer”

By: /s/ Rick Plote
Name: Rick Plote, President

“Buyer”

By: /s/ Rick Plote
Name: Rick Plote, President

“Seller”

By: /s/ David Koos
David R. Koos, Chairman and CEO

“Stockholder”

By: /s/ Rick Plote
Name: Rick Plote, an individual